EXHIBIT 10.1

CERIDIAN CORPORATION

2004 LONG-TERM STOCK INCENTIVE PLAN

Restricted Stock Unit Award Agreement

(U.S. Employee)

This Agreement between you, [NAME], and Ceridian Corporation, a Delaware corporation (the “Company”), is effective as of [GRANT DATE] (the “Date of Grant”) and evidences the grant of a Restricted Stock Unit award pursuant to the Ceridian Corporation 2004 Long-Term Stock Incentive Plan (the “Plan”).  Any capitalized term used in this Agreement which is defined in the Plan shall have the same meaning as set forth in the Plan, unless otherwise defined herein.  The Company intends that this Agreement comply in form and operation with the requirements of Section 409A of the Code.

1.                                       Award.  Effective as of the Date of Grant, the Company has granted to you [NUMBER OF UNITS] Restricted Stock Units, each Restricted Stock Unit representing the right to receive a share of the common stock, par value $0.01 per share of the Company (“Common Stock”), upon vesting as set forth in Section 3 below and subject to the terms and conditions set forth in this Agreement and the Plan (“Restricted Stock Units”).  The Restricted Stock Units granted pursuant to this Agreement are not shares of Common Stock and do not and shall not give you any of the rights and privileges of a shareholder of Common Stock.  Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date or dates on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with the terms of this Agreement.

2.                                       Restrictions on Transferability.  Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise used as collateral by you unless and until, and then only to the extent that, restrictions on transferability shall have lapsed in accordance with the Plan and this Agreement.  In this Agreement, the lapsing of such transferability restrictions is referred to as “vesting,” and Restricted Stock Units that are no longer subject to such transferability restrictions are referred to as “vested.”

3.                                       Vesting of Restricted Stock Units.  Subject to Sections 5, 6 and 9 of this Agreement, one-third of the Restricted Stock Units will vest during the period of your employment with the Company and its Subsidiaries (as defined in Section 12 of this Agreement) on each of the first, second and third anniversaries of the Date of Grant.

4.                                       Payment of Restricted Stock Units.  Following the vesting of a Restricted Stock Unit, the Company shall promptly credit one share of Common Stock for such Restricted Stock Unit to a certificateless book-entry stock account maintained for you by the Company’s transfer agent (the “Transfer Agent”) or another custodian designated by the Company.  You will receive written notification from the Company of the vesting of all or a portion of your Restricted Stock Units, and you will receive written instructions on how you may transfer or obtain a stock certificate for your unrestricted shares.

5.                                       Termination of Employment.  If your employment with the Company and all Subsidiaries terminates due to death or Disability (as defined in Section 12 of this Agreement), all unvested Restricted Stock Units will immediately and fully vest.  If your employment with the Company and all Subsidiaries terminates due to Retirement (as defined in Section 12 of this Agreement), all unvested Restricted Stock Units will continue to vest as if your employment had not been terminated, and the Company will not accelerate the payment of your Restricted Stock Units prior to the date provided under Section 3 and 4, except upon death, Disability, Change of Control (as defined in Section 12 of the Agreement) or as may be permitted under Section 409A of the Code.  If your employment with the Company and all Subsidiaries terminates for any other reason prior to a Change of Control, you will immediately forfeit to the Company any Restricted Stock Units that have not yet vested as of the employment termination date.

6.                                       Impact of a Change of Control.  If a Change of Control occurs, all unvested Restricted Stock Units will immediately and fully vest.

7.                                       Dividend Equivalents and Distributions.  If there is any change in the number or character of Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive the number and type of securities or other consideration which you would have received if such Restricted Stock Units had vested prior to the event changing the number or character of the outstanding Common Stock.  Any additional shares of Common Stock, any other securities of the Company and any other property (including cash dividends or other cash distributions) distributed with respect to the Restricted Stock Units shall be subject to the same restrictions, terms and conditions as the Restricted Stock Units to which they relate, shall be promptly deposited with the Transfer Agent or another custodian designated by the Company, and shall be distributed to you at the same time the Restricted Stock Units become free of restrictions on transferability.

8.                                       Continued Employment.  Nothing in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any of its Subsidiaries, nor interfere in any way with the right of the Company or any of its Subsidiaries to terminate your employment at any time.

9.                                       Prohibited Activities.

(a)                                  You agree that you will not take any Adverse Actions (as defined in Section 9(b) below) against the Company or any Subsidiary at any time during the period that the Restricted Stock Units have not vested in full or at any time before one year following your termination of employment with the Company or any Subsidiary, whichever is later (the “Restricted Period”).  You acknowledge that damages which may arise from a breach of this Section 9 may be impossible to ascertain or prove with certainty.  Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Company determines in its sole discretion that you have taken Adverse Actions against the Company or any Subsidiary at any time during the Restricted Period, in addition to other legal remedies which may be available, (i) the Company will be entitled to an immediate injunction from a court of competent jurisdiction to end such Adverse Action, without further proof of damage, (ii) you will forfeit any Restricted Stock Units that are not yet vested effective the date on which you enter into such activity, and (iii) any taxable income realized by you from the grant or vesting of Restricted Stock Units during a period beginning six months prior to the date on which you enter into such activity shall be paid by you to the Company.

(b)                                 For purposes of this Agreement, an “Adverse Action” will mean any of the following:  (i) failing to adhere to the Company’s Code of Conduct; (ii) engaging in any commercial activity in competition with any part of the business of the Company or any Subsidiary as conducted during the Restricted Period; (iii) diverting or attempting to divert from the Company or any Subsidiary any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors; (iv) participating in the ownership, operation or control of, being employed by, or connected in any manner with any person or entity which solicits, offers or provides any services or products similar to those which the Company or any Subsidiary offers to its customers or prospective customers; (v) making, or causing or attempting to cause any other person or entity to make, any statement, either written or oral, or conveying any information about the Company or any Subsidiary that is disparaging or that in any way reflects negatively on the Company or any Subsidiary; or (vi) engaging in any other activity that is hostile, contrary or harmful to the interests of the Company or any Subsidiary, including, without limitation, influencing or advising any person who is employed by or in the service of the Company or any Subsidiary to leave such employment or service to compete with the Company or any Subsidiary or to enter into the employment or service of any actual or prospective competitor of the Company or any Subsidiary, influencing or advising any competitor of the Company or any Subsidiary to employ to otherwise engage the services of any person who is employed by or in the service of the Company or any Subsidiary, or improperly disclosing or otherwise misusing any trade secrets or confidential information regarding the Company or any Subsidiary.

(c)                                  Should any provision of this Section 9 of the Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Section 9 of the Agreement, but, rather, this Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.  In furtherance of and not in limitation of the foregoing, you expressly agree that should the duration of or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  This Section 9 of the Agreement does not replace and is in addition to any other agreements you may have with the Company or any of its Subsidiaries on the matters addressed herein. This Section 9 shall not apply to any termination which takes place on or following a Change of Control.

10.                                 Payment of Amounts Owed.  By accepting this Agreement, you consent to a reduction from any amounts the Company owes you from time to time (including wages or other compensation) of any amount you owe the Company under Section 9 of this Agreement.  If the Company does not recover by means of set-off the full amount you owe it, you agree to immediately repay the unpaid balance to the Company.

11.                                 Tax Withholding.  In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.  In order to assist you in paying all or a portion of the applicable taxes to be withheld or collected upon the grant or vesting of the Restricted Stock Units, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit you to satisfy such tax obligations by (a) electing to have the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon the vesting of the Restricted Stock Units with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company shares of Common Stock other than the shares of Common Stock obtained from the vested Restricted Stock Units with a Fair Market Value equal to the amount of such taxes.  The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

12.                                 Certain Definitions.  For purposes of this Agreement, the following additional definitions will apply:

(a)                                  “Cause”  will have the meaning set forth in any employment or other agreement or policy applicable to you or, if no such agreement or policy exists, will mean (i) failure to adhere to the Company’s Code of Conduct, (ii) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (iii) any unlawful or criminal activity of a serious nature, (iv) any breach of duty, habitual neglect of duty or unreasonable job performance, or (v) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

(b)                                 “Change of Control”  shall mean the first of the following events to occur, provided that such event constitutes a “change of control” within the meaning of Section 409A of the Code:

(i)                                     there is consummated a merger or consolidation to which the Company or any direct or indirect subsidiary of the Company  is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(ii)                                  the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate of securities of the Company representing 35% or more of the total combined voting power of the Company’s then issued and outstanding securities is acquired by any person or entity or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company or any of its subsidiaries, (2) any acquisition directly from the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (5) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, (6) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date, and (7) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (b)(i) above, does not constitute a Change of Control; or

(iii)                               there is consummated a transaction contemplated by an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(iv)                              the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(v)                                 a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board.  For purposes of this clause, “Continuity Directors” means those members of the Board who either (i) were directors on January 29, 2002, or (ii) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company); or

(vi)                              such other event or transaction as the Board shall determine constitutes a Change of Control.

(c)                                  “Disability” means your disability such as would entitle you to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering you or, if no such plan exists or is applicable to you, your permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided you are considered “disabled” within the meaning of Section 409A of the Code.

(d)                                 “Retirement” means the termination (other than for Cause or by reason of death or Disability) of your employment or other service on or after the date on which you have attained the age of 55 and have completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the service policy or practices of the Company or Subsidiary for which you were employed).

(e)                                  “Subsidiary” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

13.                         Subject to Plan. The Award and the Restricted Stock Units granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and by execution of this Agreement, you acknowledge having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

14.                         Governing Law. The validity, construction, interpretation, administration and effect of this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

15.                         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of you and the Company.

[The Remainder of the Page Left Intentionally Blank]

In Witness Whereof, you and Ceridian Corporation have executed this Agreement as of the Date of Grant.

CERIDIAN CORPORATION	AWARD RECIPIENT

By
[NAME]
Its
Mailing Address:

Employee Number

Version: 02-17-06